Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THIS NOTE, NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE ACCEPTABLE TO MAKER, IS AVAILABLE.

SENIOR SECURED PROMISSORY NOTE

Principal Amount:  $[             ]

Issuance Date: November 15, 2019

FOR VALUE RECEIVED, Nuo Therapeutics, Inc., a Delaware corporation (“Maker”), promises to pay to the order of [Lender], or his successors and permitted assigns (“Payee”), the principal sum of [ ] U.S. Dollars ($[ ]), with interest thereon as set forth herein, in accordance with the terms and conditions of this Senior Secured Promissory Note (this “Note”). This Note is being issued pursuant to that certain Note Purchase Agreement between Maker and Payee dated as of the issuance date of this Note (the “Note Purchase Agreement”), as is subject to and limited by the terms set forth therein.

1.     Interest. Simple interest shall accrue on the outstanding principal amount hereof from the issuance date of this Note until paid in full at a per annum rate equal to twelve percent (12%) (or, if less, the maximum interest rate allowed by applicable law) subject to Section 9 hereof. Interest shall be computed on the basis of a 365-day year, counting the actual number of days elapsed. Any payment by Maker of any interest amount in excess of that permitted by applicable law shall be applied to the principal of this Note without prepayment premium or penalty.

2.     Repayment. The principal amount hereof, together with all accrued and unpaid interest thereon and all other amounts owing from Maker to Payee hereunder, shall be due and payable on June 30, 2020 (the “Maturity Date”). All payments on this Note shall be made by check or wire transfer of immediately available funds to such account as Payee may from time to time designate by written notice in accordance with the provisions of this Note. This Note may be prepaid at any time by Maker without prepayment premium or penalty. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day (as defined below), such payment shall be due on the next succeeding Business Day.

3.     Application of Payments. All payments received by Payee from Maker hereunder shall be applied in the following priority: first, to the payment of any expenses due to Payee pursuant to the terms of this Note; second, to the payment of interest accrued and unpaid on this Note; and thereafter, to the payment of the principal amount hereof.

4.     Priority, Security Interest and Collateral.

a.     The obligations of Maker under this Note shall be secured by a first-priority security interest and lien (the “Liens”) granted in favor of Payee in and to all of Maker’s right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the “Collateral”) on the terms hereof or as otherwise provided for in the security agreement of even date hereof, attached hereto as Exhibit A: (a) all fixtures and personal property of every kind and nature, including without limitation: all accounts (including health-care-insurance receivables); goods (including inventory and equipment); documents (including, if applicable, electronic documents); instruments; promissory notes; chattel paper (whether tangible or electronic); letters of credit; letter-of-credit rights (whether or not the letter of credit is evidenced by a writing); securities and all other investment property; general intangibles (including all payment intangibles); money; deposit accounts; insurance; contracts; licenses; intellectual property rights, applications, and filings; copyrights, patents, and trademarks and all applications related thereto; trade secret rights; regulatory applications, filings or submissions; know-how; and any other contract rights or rights to the payment of money; (b) all proceeds (as such term is defined in section 9-102 of the UCC and, in any event, shall include, without limitation, all dividends or other income therefrom, collections thereon or distributions with respect thereto) and products of each of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and rents, profits and products of, royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Maker from time to time with respect to any of the foregoing; and (c) any and all claims and causes of action with respect to any of the foregoing, whether occurring before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right, but no obligation, to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

b.     Maker hereby irrevocably authorizes Payee at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code as in effect from time to time of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether Maker is an organization, the type of organization and any organizational identification number issued to Maker, and (ii) any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by Maker hereunder, without the signature of Maker where permitted by law. Maker agrees to provide all information described in the immediately preceding sentence to Payee promptly upon request by Payee.

5.     Representations and Warranties.

a.	Maker hereby represents and warrants to Payee as of the date hereof as follows:

i.     Maker is the sole record and beneficial owner of the Collateral and, except consistent with the restrictions set forth in Section 5 hereof, has fee simple title to the Collateral, free and clear of all liens, mortgages, pledges, security interests, claims, encumbrances, charges, or restrictions of any kind;

ii.     Maker is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted;

iii.     Maker does not have any direct or indirect subsidiaries and Maker does not hold, directly or indirectly, any equity securities or other interests in any other person;

iv.     Maker has the power and authority, and the legal right, to execute and deliver this Note and to perform his obligations hereunder and thereunder;

v.     the execution and delivery of this Note by Maker and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary action in accordance with all applicable laws;

vi.     Maker has duly executed and delivered this Note;

vii.     no consent or authorization of, filing with, notice to or other act by, or in respect of, any person, including any governmental authority, is required in order for Maker to execute, deliver, or perform any of his obligations under this Note; and

viii.     the Note is a valid, legal and binding obligation of Maker, enforceable against Maker in accordance with its terms.

b.	Payee hereby represents and warrants to Maker as of the date hereof as follows:

i.     Payee is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended. (the “Securities Act”). Payee is acquiring this Note for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Note;

ii.     Payee understands and acknowledges that this this Note is a “restricted security” under the federal securities laws, being acquired from Maker in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the federal securities laws only in certain limited circumstances. In addition, Payee represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby.

iii.     Payee acknowledges that it can bear the economic and financial risk of its investment in this Note for an indefinite period, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such investment. Payee has had an opportunity to ask questions and receive answers from Maker regarding the terms and conditions of the offering of this Note and the business, properties, prospects, results of operations and financial condition of Maker.

6.     Affirmative Covenants. Until all amounts outstanding under this Note have been paid in full, Maker shall

a.     (i) preserve, renew and maintain in full force and effect its corporate or organizational existence, and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business;

b.     comply in all material respects with all of the terms and provisions of its organizational documents;

c.     provide written notice to Payee immediately upon its receipt of notice of the same, of all material actions, suits and proceedings before any court or governmental entity, to which Maker is subject;

d.     as soon as possible and in any event within five (5) Business Days after it becomes aware that an Event of Default has occurred, notify Payee in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default; and

e.     upon the request of Payee, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be reasonably necessary or advisable to carry out the intent and purposes of this Note.

7.     Negative Covenants. Until all amounts outstanding under this Note have been paid in full, Maker, without the prior written consent of Payee (except as permitted pursuant to the terms of the Note Purchase Agreement), shall not:

a.     incur, create, assume or suffer to exist any lien, mortgage, pledge, security interest, claim, encumbrance, charge or restrictions of any kind on any Collateral, other than the security interests granted in favor of the Purchasers (as defined in the Note Purchase Agreement);

b.     incur, create or assume any Debt or other obligations senior to this Note except as permitted under the Note Purchase Agreement;

c.     sell or dispose of any material assets of Maker;

d.     make any distributions to its stockholders;

e.     acquire, directly or indirectly, any equity securities or other interests of any person;

f.     engage in any material transaction outside of the ordinary course of its business;

g.     enter into, into, amend or waive any material right under any material agreement or contract to which Maker is a party;

h.     materially amend its organizational documents; or

i.     materially alter the nature or focus of its business.

8.     Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" by Maker under this Note:

a.     any representation or warranty made or deemed made by Maker to Payee herein is incorrect in any respect on the date as of which such representation or warranty was made or deemed made;

b.     Maker fails to timely make any payment of principal due hereunder;

c.     Maker fails to timely make any payment of interest due hereunder, and such failure remains uncured for a period of five (5) Business Days beyond the occurrence of such failure;

d.     Maker fails to observe or perform any other covenant, obligation, condition or agreement contained in this Note, and such failure remains uncured for a period of thirty (30) days beyond the occurrence of such failure;

e.     Maker assigns, sells, conveys or otherwise transfers any of the Collateral or any beneficial interest in the Collateral to any other person;

f.     Maker asserts that the security interest provided herein is invalid or unenforceable, in whole or in part, or Payee shall cease to have a perfected first priority security interest in any of the Collateral;

g.     Maker shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for itself or a substantial portion of its assets;

h.     any involuntary petition is filed against Maker under any bankruptcy law, rule, regulation, statute or ordinance

i.     Maker shall commence any proceeding under any bankruptcy, insolvency, dissolution, termination or liquidation law or statute of any jurisdiction;

j.     there shall occur any event or condition which gives a creditor the right to accelerate or which automatically accelerates the maturity of any such indebtedness of Maker; or

k.     one or more material judgments or decrees shall be entered against Maker and all of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof.

From and after the occurrence of an Event of Default, (i) the unpaid principal balance of this Note shall be immediately due and payable, (ii) interest thereon shall accrue at the rate of 15% per annum, and (iii) Payee shall be entitled, subject to the terms of the Note Purchase Agreement, to foreclose on its security interest in the Collateral through a Lien Enforcement Action (as defined in the Note Purchase Agreement). Maker shall pay all reasonable costs and expenses of Payee incurred in the collection of any amounts due hereunder, including reasonable attorneys’ fees and court costs, whether or not litigation is commenced. The rights and remedies of Payee under this Section shall be cumulative and shall be in addition to any other rights and remedies that Payee may have under any other agreement, or at law or in equity.

9.     Waivers. Maker waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real or personal property that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

10.     Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

11.     Notices. All notices, statements, documents or other communications required or contemplated to be delivered hereunder shall be in writing and: (i) delivered personally or sent by first class registered or certified mail or overnight courier service to the applicable address(es) provided below; (ii) sent by facsimile to the applicable number(s) provided below, with confirmation of delivery received by sender; or (iii) sent by electronic mail, to the applicable electronic mail address(es) provided below, so long as no indication of delivery failure is received by sender. All such communications so transmitted shall be deemed to have been given: (x) on the day of delivery, if delivered personally; (y) on the third Business Day following sending, if sent by first class registered or certified mail; or (z) on the Business Day following sending, if sent by overnight courier service, or by facsimile with confirmation of delivery received, or by electronic mail with no indication of delivery failure received. The parties’ contact information is as follows:

If to Payee, to: [ ] [ ] [ ]
If to Maker, to: Nuo Therapeutics, Inc. Attn: David Jorden 8285 El Rio, Suite 150 Houston, TX 77054 Email: djorden@nuot.com	with a copy (which shall not constitute notice) to: Steven R. Jakubowski Robbins, Salomon & Patt, Ltd. 180 N. Lasalle Street, Suite 3300 Chicago, Illinois 60601 Email: sjakubowski@rsplaw.com

12.     Governing Law and Jurisdiction. This Note is governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of law principles. Maker hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought by Payee in a state or federal court located in the State of Delaware, and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against Maker in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing in this paragraph shall affect the right of Payee to (i) commence legal proceedings or otherwise sue Maker in any other court having jurisdiction over Maker, or (ii) serve process upon Maker in any manner authorized by the laws of any such jurisdiction. Maker irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in this paragraph and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. MAKER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

13.     Severability; Usury Laws. If any provision of this Note or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. Any invalid, illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Note will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision. This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance at a rate which could subject Maker or Payee to either civil or criminal liability as a result of being in excess of the maximum rate which Maker is permitted by law to contract or agree to pay. If by the terms of this Note, Maker is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate.

14.     Loss, Theft, Destruction or Mutilation of Note. Upon receipt of notice to Maker of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss from Payee to Maker, Maker shall issue a new Note to Payee with identical terms as this Note in replacement of this Note.

15.     Extension of Time. No extension of time for payment of any amounts due under this Note nor any waiver of any provision of this Note shall release, modify or otherwise affect Maker’s liability for the payments due under this Note.

16.     Further Assurances. Promptly upon the request of Payee, Maker shall do, execute, acknowledge, deliver, record, file and register any and all such further acts, deeds, mortgages, assignments, financing statements and continuations thereof, certificates, assurances and other instruments as Payee, may reasonably require from time to time in order to (A) carry out more effectively the purposes of this Note, (B) create, perfect and maintain the validity, effectiveness and priority of the security interest in the Collateral, and (C) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Payee, the rights granted or now or hereafter intended to be granted to Payee under this Note or under any other instruments executed in connection with this Note.

17.     Reasonable Expenses. Maker shall reimburse Payee on demand for all reasonable costs, expenses and fees (including the reasonable expenses and fees of its counsel) incurred by Payee in connection with the transactions contemplated hereby including the negotiation, documentation and execution of this Note and the enforcement of Payee’s rights hereunder.

18.     Entire Agreement. This Note constitutes the entire agreement of the parties with respect to the matters set forth herein. All prior agreements, understanding and arrangements among the parties with respect to the subject matter hereof are hereby superseded by this Note and of no further force or effect.

19.     No Strict Construction. This Note has been reviewed by the parties and is being entered into among competent persons, who are experienced in business. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Note.

20.     Assignment. This Note and the rights and obligations hereunder may not be assigned or delegated, in whole or in part, by Maker except with the prior written consent of Payee. Subject to the foregoing, this Note shall inure to the benefit of and be binding upon the heirs, successors and permitted assigns of Maker and Payee. This Note is for the sole benefit of the parties and their heirs, successors and permitted assigns.

21.     No Third-Party Beneficiaries. Except as provided in Section 21, this Note is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Note.

22.     Amendment; Waiver.  Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of Maker and Payee.

23.     Counterparts; Facsimile Signatures. This Note may be executed in multiple counterparts, including by facsimile, pdf or other electronic document transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

24.     Certain Definitions.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which the Fedwire Funds Service, operated by the United States Federal Reserve Banks, is closed or (iii) a day on which banks are authorized or required to close in New York, NY.

“Debt” means, at any time, without duplication, all obligations of Maker: (i) for borrowed money or with respect to deposits or advances of any kind, other than deposits or advances received by Maker for services to be rendered or goods to be sold in the ordinary course of business, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) for the deferred purchase price of property or services, except accounts payable arising in the ordinary course of business, (iv) under conditional sale or other title retention agreements relating to property purchased by Maker, except those incurred in the ordinary course of business, (v) with respect to interest rate or currency protection agreements, (vi) under a lease that is required to be capitalized for financial reporting purposes in accordance with U.S. generally accepted accounting principles, (vii) for the face amount of all letters of credit and all drafts drawn thereunder; (viii) as an account party in respect of bankers’ acceptances, (ix) relating to the obligations of any other persons that are secured by property or assets of Maker; or (x) relating to any guarantee issued by Maker

[Signature Page Follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Nuo Therapeutics, Inc.

By: _____________________________
Name: David Jorden
Title: CEO

Acknowledged and agreed as of the date first set forth above:

[ ]

By: _____________________________

Name: -----------------------

Title: -----------------------------

EXHIBIT A

Security Agreement

(Attached)